Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229952) and Form F-3 (No. 333-239047) of NIO Inc. of our report dated April 29, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

28]
/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
April 29, 2022